PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 38 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 25, 2001                                       Dated June 25, 2001
                                                                  Rule 424(b)(3)


                       Morgan Stanley Dean Witter & Co.
                      GLOBAL MEDIUM-TERM NOTES, SERIES E
                 Euro Fixed Rate Senior Bearer Notes Due 2006


     We will not redeem these Global Medium-Term Notes, Series E (Euro Fixed Rate Senior Bearer Notes Due 2006) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:                  $25,000,000

Maturity Date:                     July 10, 2006

Settlement Date
      (Original Issue Date):       July 10, 2001

Interest Accrual Date:             July 10, 2001

Specified Currency:                U.S. dollar

Redemption Percentage
  at Maturity:                     100%

Interest Rate:                     6.55% times N/M; where N is the number of
                                   days in the interest payment period on which 3 month USD LIBOR for such day (the
                                   "calculation rate") is less than or equal to 7.0% and greater than 0.0% and M is the total number of days in the interest payment period (in each case, calculated on the basis of a 360-day year of twelve 30-day months); provided that the calculation rate for any day that is not a business day will be the calculation rate for the immediately preceding business day; and provided further that the calculation rate for the fifth business day immediately preceding an interest payment date will be the calculation rate for each day from and including such fifth preceding business day to but excluding such interest payment date.

Interest Payment
  Dates: Each January 10 and July 10, commencing January 10, 2002; provided that if any such day is not a business day, such interest payment will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.

Interest Payment
  Period:                          Semi-annually

Maximum Interest
  Rate:                            N/A

Minimum Interest
  Rate:                            0.0%

Reporting Service for
  calculation rate:                Telerate Page 3747

Business Days:                     New York and London

Agent:                             Morgan Stanley & Co. International Limited

Calculation Agent:                 The Chase Manhattan Bank (London Branch)

Denominations:                     $100,000 or any integral multiple of $1,000
                                   in excess thereof

Common Code:                       013224587

ISIN:                              XS0132245878

      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.



                          MORGAN STANLEY DEAN WITTER

Supplemental Plan of Distribution:

     The Agent offered the notes for sale in one or more transactions at prevailing market prices.

Historical Information:

     The following table sets forth the published high and low 3 month USD LIBOR interest rates during each quarter of 1996, 1997, 1998, 1999, 2000 and 2001 (through June 25, 2001). We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate. You should not take the historical levels of 3 month USD LIBOR as an indication of future performance. There can be no assurance that the level of 3 month USD LIBOR will not rise above 7.0% or fall to or below 0.0% with the result that the interest rate on the notes for one or more interest payment periods would fall below 6.55% and could fall to 0.0%.

                                                              High       Low
                                                             ------     -----
     1996
     First Quarter ......................................     5.63%      5.25%
     Second Quarter .....................................     5.61       5.46
     Third Quarter ......................................     5.69       5.48
     Fourth Quarter .....................................     5.63       5.50

     1997
     First Quarter ......................................     5.77       5.47
     Second Quarter .....................................     5.88       5.78
     Third Quarter ......................................     5.81       5.69
     Fourth Quarter .....................................     5.94       5.72

     1998
     First Quarter ......................................     5.81       5.58
     Second Quarter .....................................     5.72       5.66
     Third Quarter ......................................     5.72       5.31
     Fourth Quarter .....................................     5.41       5.07

     1999
     First Quarter ......................................     5.06       4.97
     Second Quarter .....................................     5.37       4.99
     Third Quarter ......................................     6.08       5.29
     Fourth Quarter .....................................     6.22       6.00

     2000
     First Quarter ......................................     6.29       6.03
     Second Quarter .....................................     6.87       6.27
     Third Quarter ......................................     6.82       6.65
     Fourth Quarter .....................................     6.80       6.40

     2001
     First Quarter ......................................     6.37       4.86
     Second Quarter (through June 25,
      2001) .............................................     4.85       3.71